Exhibit 99.1
FOR IMMEDIATE RELEASE

Heidrick & Struggles Achieves Over $1 Billion in Annual Net Revenue
Attains Record Profitability

Q4 Net Revenue of $286 Million Climbs 77% Year over Year and Surpasses Record Q3 Levels
Company Provides Outlook that Guides to Record Q1 2022

CHICAGO, February 28, 2022 -- Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles” or the “Company”), today announced financial results for its fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter Highlights:

•Net revenue reached a quarterly record of $285.5 million with growth of 77% over the 4th quarter of 2020.
•Operating income grew to $16.6 million, while adjusted operating income achieved $28.0 million (an increase of 119%) at a margin of 9.8%.
•Net income climbed to $12.5 million and adjusted net income and adjusted diluted earnings per share were $20.8 million (an increase of 78%) and $1.02 (an increase of 73%), respectively.
•Adjusted EBITDA was $36.8 million (an increase of 69%) and adjusted EBITDA margin was 12.9%.

“We are very pleased with our outstanding fourth quarter and year-end performance, which continues to build the foundation for ongoing shareholder value creation,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “2021 was an exciting year of geographic expansion and industry-leading productivity in Executive Search, increased demand for our broad array of leadership, organizational effectiveness and culture shaping offerings from Heidrick Consulting, the addition of our high-growth On-Demand Talent business segment, and the initiation of a partnership for future digital innovation. Our record results demonstrate that our differentiated strategy is working.”

Mr. Rajagopalan continued, “Companies across all industries and regions know that top talent and quality work environments are business imperatives now more than ever, contributing to our momentum in to 2022. Heidrick is on its front foot moving forward.”

2021 Fourth Quarter Results

Record consolidated net revenue of $285.5 million grew by $124.6 million, or 77.4%, compared to $161.0 million in the 2020 fourth quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted year over year results by $1.0 million, or 60 basis points, consolidated net revenue increased $125.5 million, or 78.0%. Net revenue growth was driven by all regions in Executive Search, Heidrick Consulting, and by the addition of On-Demand Talent.

Consolidated salaries and benefits were $204.1 million compared to $120.8 million in the 2020 fourth quarter. Year over year, fixed compensation expense increased $9.7 million due to increases in base salaries and payroll taxes, and retirement and benefits, partially offset by decreases in the deferred compensation plan, and stock compensation. Variable compensation increased $73.6 million year over year due to an increase in production. Salaries and benefits expense was 71.5% of net revenue for the quarter, compared to 75.0% in the 2020 fourth quarter.

General and administrative expenses were $46.9 million compared to $25.9 million in the 2020 fourth quarter due to a one-time adjustment to the earnout payment obligation in connection with the acquisition of the Company’s On-Demand Talent business, professional fees, corporate development and internal travel, office occupancy, information technology, and intangible amortization. As a percentage of net revenue, general and administrative expenses were 16.4% compared to 16.1% in the 2020 fourth quarter.

The Company’s cost of services was $18.0 million, compared to $1.5 million in the 2020 fourth quarter, primarily due to the acquisition of On-Demand Talent and an increase in the volume of consulting engagements. Cost of services consists of third-party contractor costs related to the delivery of various services in the Company's On-Demand Talent and Heidrick Consulting operating segments.

The Company recorded a one-time earnout charge of $11.4 million in the 2021 fourth quarter associated with its On-Demand Talent business. In the 2020 fourth quarter the Company recorded a restructuring charge of $4.3 million primarily related to a reduction in the Company’s real estate footprint. Including these charges, operating income was $16.6 million, compared to $8.5 million in the 2020 fourth quarter. Operating margin was 5.8%, compared to 5.3% in the 2020 fourth quarter. Excluding these charges, adjusted operating income was $28.0 million, compared to $12.8 million in the 2020 fourth quarter. Adjusted operating margin was 9.8%, compared to 7.9% in the 2020 fourth quarter.

Net income was $12.5 million and diluted earnings per share was $0.61 with an effective tax rate of 30.3%. This compares to net income of $5.5 million and diluted earnings per share of $0.28, with an effective tax rate of 54.0%, in the 2020 fourth quarter. Excluding the previously mentioned non-recurring charges, adjusted net income was $20.8 million, compared to $11.6 million in the 2020 fourth quarter. Adjusted diluted earnings per share was $1.02, compared to $0.59 for the 2020 fourth quarter.

Adjusted EBITDA increased 69.6% to $36.8 million compared to adjusted EBITDA of $21.7 million in the 2020 fourth quarter. Adjusted EBITDA margin was 12.9%, compared to 13.5% in the 2020 fourth quarter.

Net cash provided by operating activities was $206.6 million, compared to $96.3 million in the 2020 fourth quarter. Cash, cash equivalents and marketable securities at December 31, 2021 was $545.2 million, compared to $336.5 million at December 31, 2020, and $348.3 million at September 30, 2021. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first quarter.

Executive Search net revenue increased 66.3%, or $97.0 million, to $243.4 million compared to net revenue of $146.3 million in the 2020 fourth quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted year over year results by $1.0 million, or 70 basis points, net revenue increased $98.0 million, or 67.0%. Net revenue increased 75.1% in the Americas (75.1% on a constant currency basis), 40.3% in Europe (42.4% on a constant currency basis), and 65.6% in Asia Pacific (67.6% on a constant currency basis). All industry practices exhibited growth over the prior year.

The Company had 365 Executive Search consultants at December 31, 2021, compared to 361 at December 31, 2020. Productivity, as measured by annualized Executive Search net revenue per consultant, was $2.7 million compared to $1.6 million in the 2020 fourth quarter. Average revenue per executive search was approximately $144,000 compared to $125,000 a year earlier. The number of confirmed searches reached a quarterly record, increasing 44.9% compared to the year-ago period.

On-Demand Talent, a new business segment which the Company acquired on April 1, 2021, generated net revenue of $23.6 million and exceeded the Company’s expectations. This increase in performance required a one-time adjustment to the earnout obligation of $11.4 million, resulting in an operating loss of $10.3 million for the quarter.

Heidrick Consulting net revenue of $18.5 million increased by $3.9 million, or 26.4%, compared to net revenue of $14.7 million in the 2020 fourth quarter. Operating loss improved to $5.3 million, or 21.1%, compared to the prior year. Heidrick Consulting continues to build momentum from collaboration within the Company and is a a critical component of the growth strategy driving Executive Search and On-Demand Talent. There was no impact from exchange rate fluctuations in the quarter for Heidrick Consulting. The Company had 69 Heidrick Consulting consultants at December 31, 2021, compared to 65 at December 31, 2020.

Fiscal 2021 Results

Consolidated net revenue was a record $1,003.0 million compared to $621.6 million in 2020, an increase of 61.4%. Excluding the impact of exchange rate fluctuations, which positively impacted results by 210 basis points, or $13.3 million, consolidated net revenue increased 59.2% or $368.1 million.

Including restructuring charges of $3.8 million and $52.4 million in 2021 and 2020, respectively, and the one-time On-Demand Talent earnout charge of $11.4 million recorded in 2021, and the non-cash impairment charge of $33.0 million recorded in 2020, operating income for 2021 was $98.3 million compared to an operating loss of $35.5 million in 2020. Operating margin was 9.8% in 2021 compared to (5.7)% in 2020. Excluding charges in both years, adjusted operating income for 2021 more than doubled to $113.4 million compared to $49.8 million in the prior year, and the adjusted operating margin was 11.3% compared to 8.0% in the prior year.

Net income was $72.6 million and diluted earnings per share was $3.58, with an effective tax rate of 31.6%. This compares to a net loss of $37.7 million and diluted loss per share of $1.95 in 2020, with an effective tax rate of (20.1)%. Excluding the previously mentioned non-recurring charges, adjusted net income was $83.5 million with adjusted diluted earnings per share of $4.11, compared to $35.2 million and $1.77, respectively, in the prior year. The adjusted effective tax rate was 31.1% in 2021 compared to 34.7% in 2020.

Adjusted EBITDA for 2021 increased 89.0% to $141.3 million compared to adjusted EBITDA of $74.8 million in 2020. Adjusted EBITDA margin increased 210 basis points to14.1% compared to 12.0% in 2020.

Executive Search net revenue increased 53.7% to $868.8 million compared to $565.2 million in 2020. Excluding the impact of exchange rate fluctuations, which positively impacted results by 210 basis points, or $11.9 million, net revenue increased $291.7 million, or 51.6%. Net revenue increased 60.9% in the Americas (60.7% on a constant currency basis), 37.1% in Europe (30.8% on a constant currency basis), and 47.2% in Asia Pacific (42.9% on a constant currency basis). All practice groups exhibited growth over the prior year period. Productivity was $2.4 million compared to $1.5 million in 2020. The average revenue per executive search was $131,000 compared to $123,000 in 2020, while confirmations increased 44.6%.

On-Demand Talent, acquired on April 1, 2021, recorded year-to-date net revenue of $66.6 million and exceeded the Company’s expectations due to increases in large account penetration, project wins, and higher than anticipated average project size when compared to the prior year.

Heidrick Consulting net revenue increased 19.8% to $67.6 million compared to $56.4 million in 2020. Excluding the impact of exchange rate fluctuations, which positively impacted results by 240 basis points, or $1.4 million, Heidrick Consulting revenue increased 17.4%, or $9.8 million. Heidrick Consulting’s results reflect continued increases in confirmation values, average client value, Executive Search referred work, and the value of confirmations due to Executive Search collaborations.

Dividend

The Board of Directors declared a 2021 fourth quarter cash dividend of $0.15 per share payable on March 18, 2022, to shareholders of record at the close of business on March 4, 2022.

2022 First Quarter Outlook

The Company expects 2022 first quarter consolidated net revenue of between $270 million and $280 million, while acknowledging the continued fluidity of the COVID-19 pandemic and instability in Ukraine and Russia that may impact quarterly results. In addition, this outlook is based on the average currency rates in December 2021 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, On-Demand Talent projects and the current backlog, consultant productivity, consultant retention, and the seasonality of the business.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its fourth quarter and 2021 results today, February 28, at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (866) 211-4120 or (647) 689-6618, conference ID# 1554329. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time. ® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin, and impacts of foreign currency on current period results using prior period translation rates. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors. Reconciliations of these non-GAAP financial measures with the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of one-time earnout obligation adjustments, goodwill impairment, and restructuring charges.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of one-time earnout obligation adjustments, goodwill impairment, and restructuring charges, net of tax.

Adjusted effective tax rate reflects the exclusion of one-time earnout obligation adjustments, goodwill impairment, and restructuring charges, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion, one-time earnout obligation adjustments, contingent compensation related to acquisitions, restructuring charges, goodwill impairment, deferred compensation plan expenses and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," “outlook,” "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted, or implied in the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID-19 pandemic (including the emergence of variant strains) on our business, our consultants and employees, and the overall economy; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients’ ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; any challenges to the classification of our on-demand talent as independent contractors; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. We caution the reader that the list of factors may not be exhaustive. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2021, under the heading "Risk Factors" in Item 1A. We caution the reader that the list of factors may not be exhaustive. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Wendy Webb, Investor Relations
wwebb@heidrick.com

Media:
Nina Chang, Vice President, Corporate Communications
nchang@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2021	2020	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$285,539	$160,987	$124,552	77.4%
Reimbursements	1,654	1,200	454	37.8%
Total revenue	287,193	162,187	125,006	77.1%

Operating expenses
Salaries and benefits	204,090	120,784	83,306	69.0%
General and administrative expenses	46,873	25,860	21,013	81.3%
Cost of services	17,968	1,548	16,420	NM
Restructuring charges	—	4,257	(4,257)	(100.0)%
Reimbursed expenses	1,654	1,200	454	37.8%
Total operating expenses	270,585	153,649	116,936	76.1%

Operating income	16,608	8,538	8,070	94.5%

Non-operating income
Interest, net	95	44
Other, net	1,203	3,467
Net non-operating income	1,298	3,511

Income before income taxes	17,906	12,049

Provision for income taxes	5,429	6,511

Net income	12,477	5,538

Other comprehensive income (loss), net of tax	(393)	988

Comprehensive income	$12,084	$6,526

Weighted-average common shares outstanding
Basic	19,592	19,360
Diluted	20,301	19,865

Earnings per common share
Basic	$0.64	$0.29
Diluted	$0.61	$0.28

Salaries and benefits as a % of net revenue	71.5%	75.0%
General and administrative expenses as a % of net revenue	16.4%	16.1%
Cost of services as a % of net revenue	6.3%	1.0%
Operating margin	5.8%	5.3%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2021	2020	$ Change	% Change	2021 Margin[1]	2020 Margin[1]
Revenue
Executive Search
Americas	$168,700	$96,328	$72,372	75.1%
Europe	45,084	32,135	12,949	40.3%
Asia Pacific	29,579	17,857	11,722	65.6%
Total Executive Search	243,363	146,320	97,043	66.3%
On-Demand Talent	23,630	—	23,630	NM
Heidrick Consulting	18,546	14,667	3,879	26.4%
Revenue before reimbursements (net revenue)	285,539	160,987	124,552	77.4%
Reimbursements	1,654	1,200	454	37.8%
Total revenue	$287,193	$162,187	$125,006	77.1%

Operating income (loss)
Executive Search
Americas[2]	$42,218	$21,906	$20,312	92.7%	25.0%	22.7%
Europe[3]	5,110	4,047	1,063	26.3%	11.3%	12.6%
Asia Pacific[4]	4,926	(171)	5,097	NM	16.7%	(1.0)%
Total Executive Search	52,254	25,782	26,472	102.7%	21.5%	17.6%
On-Demand Talent[5]	(10,306)	—	(10,306)	NM	(43.6)%	—%
Heidrick Consulting[6]	(5,265)	(6,670)	1,405	21.1%	(28.4)%	(45.5)%
Total segments	36,683	19,112	17,571	91.9%	12.8%	11.9%
Global Operations Support[7]	(20,075)	(10,574)	(9,501)	(89.9)%	(7.0)%	(6.6)%
Total operating income (loss)	$16,608	$8,538	$8,070	94.5%	5.8%	5.3%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $2.9 million for the three months ended December 31, 2020.
3 Includes restructuring reversals of $1.0 million for the three months ended December 31, 2020.
4 Includes restructuring charges of $0.1 million for the three months ended December 31, 2020.
5 Includes a one-time earnout obligation adjustment of $11.4 million for the three months ended December 31, 2021.
6 Includes restructuring charges of $0.2 million for the three months ended December 31, 2020.
7 Includes restructuring charges of $2.1 million for the three months ended December 31, 2020.

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2021	2020	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$1,003,001	$621,615	$381,386	61.4%
Reimbursements	5,473	7,755	(2,282)	(29.4)%
Total revenue	1,008,474	629,370	379,104	60.2%

Operating expenses
Salaries and benefits	717,411	450,424	266,987	59.3%
General and administrative expenses	130,749	116,982	13,767	11.8%
Cost of services	52,785	4,396	48,389	NM
Impairment charges	—	32,970	(32,970)	(100.0)%
Restructuring charges	3,792	52,372	(48,580)	(92.8)%
Reimbursed expenses	5,473	7,755	(2,282)	(29.4)%
Total operating expenses	910,210	664,899	245,311	36.9%

Operating income (loss)	98,264	(35,529)	133,793	NM

Non-operating income
Interest, net	302	204
Other, net	7,463	3,927
Net non-operating income	7,765	4,131

Income (loss) before income taxes	106,029	(31,398)

Provision for income taxes	33,457	6,309

Net income (loss)	72,572	(37,707)

Other comprehensive loss, net of tax	(1,742)	(407)

Comprehensive income (loss)	$70,830	$(38,114)

Weighted-average common shares outstanding
Basic	19,515	19,301
Diluted	20,296	19,301

Earnings (loss) per common share
Basic	$3.72	$(1.95)
Diluted	$3.58	$(1.95)

Salaries and benefits as a % of net revenue	71.5%	72.5%
General and administrative expenses as a % of net revenue	13.0%	18.8%
Cost of services as a % of net revenue	5.3%	0.7%
Operating margin	9.8%	(5.7)%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Year Ended Ended December 31,
	2021	2020	$ Change	% Change	2021 Margin[1]	2020 Margin[1]
Revenue
Executive Search
Americas	$581,440	$361,416	$220,024	60.9%
Europe	170,312	124,243	46,069	37.1%
Asia Pacific	117,008	79,511	37,497	47.2%
Total Executive Search	868,760	565,170	303,590	53.7%
On-Demand Talent	66,636	—	66,636	NM
Heidrick Consulting	67,605	56,445	11,160	19.8%
Revenue before reimbursements (net revenue)	1,003,001	621,615	381,386	61.4%
Reimbursements	5,473	7,755	(2,282)	(29.4)%
Total revenue	$1,008,474	$629,370	$379,104	60.2%

Operating income (loss)
Executive Search
Americas[2]	$142,040	$62,806	$79,234	126.2%	24.4%	17.4%
Europe[3]	18,424	(22,827)	41,251	180.7%	10.8%	(18.4)%
Asia Pacific[4]	18,167	(6,724)	24,891	NM	15.5%	(8.5)%
Total Executive Search	178,631	33,255	145,376	NM	20.6%	5.9%
On-Demand Talent[5]	(9,272)	—	(9,272)	NM	(13.9)%	—%
Heidrick Consulting[6]	(16,162)	(28,369)	12,207	43.0%	(23.9)%	(50.3)%
Total segments	153,197	4,886	148,311	NM	15.3%	0.8%
Global Operations Support[7]	(54,933)	(40,415)	(14,518)	(35.9)%	(5.5)%	(6.5)%
Total operating income (loss)	$98,264	$(35,529)	$133,793	NM	9.8%	(5.7)%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $3.9 million and $30.5 million for the years ended December 31, 2021 and 2020, respectively.
3 Includes a restructuring reversal of $0.1 million for the year ended December 31, 2021 and restructuring charges of $8.6 million for the year ended December 31, 2020. Includes goodwill impairment charges of $24.5 million for the year ended December 31, 2020.
4 Includes a restructuring reversal of $0.1 million for the year ended December 31, 2021 and restructuring charges of $4.6 million for the year ended December 31, 2020. Includes goodwill impairment charges of $8.5 million for the year ended December 31, 2020.
5 Includes a one-time earnout obligation adjustment of $11.4 million for the year ended December 31, 2021.
6 Includes restructuring charges of $0.4 million and $4.7 million for the years ended December 31, 2021 and 2020, respectively.
7 Includes a restructuring reversal of $0.2 million for the year ended December 31, 2021 and restructuring charges of $4.0 million for the year ended December 31, 2020.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue before reimbursements (net revenue)	$285,539	$160,987	$1,003,001	$621,615

Operating income (loss)	16,608	8,538	98,264	(35,529)

Adjustments
Earnout obligation fair value adjustments[1]	11,368	—	11,368	—
Impairment charges[2]	—	—	—	32,970
Restructuring charges[3]	—	4,257	3,792	52,372
Total adjustments	11,368	4,257	15,160	85,342

Adjusted operating income	$27,976	$12,795	$113,424	$49,813

Operating margin	5.8%	5.3%	9.8%	(5.7)%
Adjusted operating margin	9.8%	7.9%	11.3%	8.0%

1 The Company incurred a one-time earnout obligation adjustment of $11.4 million for the three months and year ended December 31, 2021 in the On-Demand Talent operating segment.
2 The Company incurred goodwill impairment charges of approximately $33.0 million in the Europe and Asia Pacific operating segments for the year ended December 31, 2020.
3 The Company incurred restructuring charges of $4.3 million for the three months ended December 31, 2020. The Company incurred restructuring charges of $3.8 million and $52.4 million for the years ended December 31, 2021 and 2020, respectively.

Heidrick & Struggles International, Inc.
Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$12,477	$5,538	$72,572	$(37,707)

Adjustments
Earnout obligation fair value adjustments[1]	8,282	—	8,282	—
Impairment charges, net of tax[2]	—	—	—	32,970
Restructuring charges, net of tax[3]	—	6,093	2,642	39,956
Total adjustments	8,282	6,093	10,924	72,926

Adjusted net income	$20,759	$11,631	$83,496	$35,219

Weighted-average common shares outstanding
Basic	19,592	19,360	19,515	19,301
Diluted	20,301	19,865	20,296	19,893

Earnings (loss) per common share
Basic	$0.64	$0.29	$3.72	$(1.95)
Diluted	$0.61	$0.28	$3.58	$(1.95)

Adjusted earnings per common share
Basic	$1.06	$0.60	$4.28	$1.82
Diluted	$1.02	$0.59	$4.11	$1.77

1 The Company incurred a one-time earnout obligation adjustment of $11.4 million for the three months and year ended December 31, 2021 in the On-Demand Talent operating segment.
2 The Company incurred goodwill impairment charges of approximately $33.0 million in the Europe and Asia Pacific operating segments for the year ended December 31, 2020.
3 The Company incurred restructuring charges of $4.3 million for the three months ended December 31, 2020. The Company incurred restructuring charges of $3.8 million and $52.4 million for the years ended December 31, 2021 and 2020, respectively.

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2021	December 31, 2020

Current assets
Cash and cash equivalents	$545,225	$316,473
Marketable securities	—	19,999
Accounts receivable, net	133,750	88,123
Prepaid expenses	21,754	18,956
Other current assets	41,449	23,279
Income taxes recoverable	3,210	5,856
Total current assets	745,388	472,686

Non-current assets
Property and equipment, net	27,085	23,492
Operating lease right-of-use assets	72,320	92,671
Assets designated for retirement and pension plans	12,715	14,425
Investments	36,051	31,369
Other non-current assets	23,377	24,439
Goodwill	138,524	91,643
Other intangible assets, net	9,169	1,129
Deferred income taxes	42,169	35,958
Total non-current assets	361,410	315,126

Total assets	$1,106,798	$787,812

Current liabilities
Accounts payable	$20,374	$8,799
Accrued salaries and benefits	409,026	217,908
Deferred revenue	51,404	38,050
Operating lease liabilities	19,332	28,984
Other current liabilities	24,554	23,311
Income taxes payable	10,004	1,186
Total current liabilities	534,694	318,238

Non-current liabilities
Accrued salaries and benefits	73,779	56,925
Retirement and pension plans	55,593	53,496
Operating lease liabilities	65,625	86,816
Other non-current liabilities	41,087	4,735
Total non-current liabilities	236,084	201,972

Total liabilities	770,778	520,210

Stockholders’ equity	336,020	267,602

Total liabilities and stockholders’ equity	$1,106,798	$787,812

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2021	2020
Cash flows - operating activities
Net income	$12,477	$5,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,984	6,018
Deferred income taxes	(5,995)	(2,380)
Stock-based compensation expense	4,088	3,053
Accretion expense related to earnout payments	123	—
Gain on marketable securities	—	(10)
Loss (gain) on disposal of property and equipment	8	(2)
Impairment charges	—	—
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	48,058	32,260
Accounts payable	(3,263)	(2,358)
Accrued expenses	140,772	51,263
Restructuring accrual	(37)	(3,810)
Deferred revenue	6,330	204
Income taxes recoverable and payable, net	(3,560)	7,444
Retirement and pension plan assets and liabilities	(298)	490
Prepaid expenses	4,948	2,871
Other assets and liabilities, net	(10)	(4,323)
Net cash provided by operating activities	206,625	96,258

Cash flows - investing activities
Acquisition of business, net of cash acquired	(1,549)	—
Capital expenditures	(2,338)	(201)
Purchases of marketable securities and investments	(326)	(236)
Proceeds from sales of marketable securities and investments	169	47,219
Net cash provided by (used in) investing activities	(4,044)	46,782

Cash flows - financing activities
Cash dividends paid	(3,450)	(3,044)
Payment of employee tax withholdings on equity transactions	(50)	—
Net cash used in financing activities	(3,500)	(3,044)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(2,148)	5,916

Net increase in cash, cash equivalents and restricted cash	196,933	145,912
Cash, cash equivalents and restricted cash at beginning of period	348,326	170,577
Cash, cash equivalents and restricted cash at end of period	$545,259	$316,489

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows - operating activities
Net income (loss)	$72,572	$(37,707)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,560	26,656
Deferred income taxes	(7,481)	(1,680)
Stock-based compensation expense	12,760	10,199
Accretion expense related to earnout payments	486	—
Gain on marketable securities	(1)	(154)
Loss on disposal of property and equipment	135	287
Impairment charges	—	32,970
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(36,819)	22,644
Accounts payable	(332)	451
Accrued expenses	230,177	(26,513)
Restructuring accrual	(5,061)	2,479
Deferred revenue	12,783	(3,688)
Income taxes recoverable and payable, net	11,377	(4,016)
Retirement and pension plan assets and liabilities	1,145	1,794
Prepaid expenses	(2,776)	1,642
Other assets and liabilities, net	(37,124)	(2,011)
Net cash provided by operating activities	271,401	23,353

Cash flows - investing activities
Acquisition of businesses, net of cash acquired	(33,518)	—
Capital expenditures	(6,240)	(7,322)
Purchases of marketable securities and investments	(2,323)	(118,904)
Proceeds from sales of marketable securities and investments	20,822	158,852
Net cash provided by (used in) investing activities	(21,259)	32,626

Cash flows - financing activities
Proceeds from line of credit	—	100,000
Payments on line of credit	—	(100,000)
Cash dividends paid	(12,377)	(12,063)
Payment of employee tax withholdings on equity transactions	(3,140)	(1,550)
Acquisition earnout payments	—	(2,789)
Net cash used in financing activities	(15,517)	(16,402)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(5,855)	5,193

Net increase in cash, cash equivalents and restricted cash	228,770	44,770
Cash, cash equivalents and restricted cash at beginning of period	316,489	271,719
Cash, cash equivalents and restricted cash at end of period	$545,259	$316,489

Heidrick & Struggles International, Inc.
Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue before reimbursements (net revenue)	$285,539	$160,987	$1,003,001	$621,615

Net income (loss)	12,477	5,538	72,572	(37,707)
Interest, net	(95)	(44)	(302)	(204)
Other, net	(1,203)	(3,467)	(7,463)	(3,927)
Provision for (benefit from) income taxes	5,429	6,511	33,457	6,309
Operating income (loss)	16,608	8,538	98,264	(35,529)

Adjustments
Stock-based compensation expense	4,014	3,038	12,325	9,679
Depreciation	1,839	1,906	7,150	8,100
Intangible amortization	1,146	153	2,898	738
Earnout accretion	123	—	486	—
Earnout obligation fair value adjustments	11,368	—	11,368	—
Acquisition contingent consideration	575	460	1,973	1,942
Restructuring charges	—	4,257	3,792	52,372
Impairment charges	—	—	—	32,970
Deferred compensation plan	1,108	3,388	3,057	4,495
Total adjustments	20,173	13,202	43,049	110,296

Adjusted EBITDA	$36,781	$21,740	$141,313	$74,767
Adjusted EBITDA margin	12.9%	13.5%	14.1%	12.0%